EXHIBIT 99.1

       ZOLL Medical Corporation Announces First Quarter Results

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 25, 2005--ZOLL Medical Corporation (NASDAQ:ZOLL), a manufacturer of resuscitation devices and software solutions, today announced first quarter revenues of $50,629,000, a slight decrease as compared to $50,842,000 in the first quarter of last year. The net loss for the quarter was $566,000, or 6 cents per share, as compared to net income of $2,681,000, or $0.29 per share, in the comparable prior year period.
    Sales to the North American market decreased by 7% to $36.6 million as compared to $39.4 million for the comparable prior year period. Sales to the U.S. Military decreased from $8.5 million to $3.3 million compared to the first quarter of last year. Excluding the sales to the U.S. Military, sales to the North American hospital market decreased 2% to $10.5 million as compared to $10.7 million in the first quarter of last year. Sales to the North American pre-hospital market increased 23% to $18.2 million, as compared to $14.8 million in the comparable prior year quarter. International revenues increased by 22% to $14.0 million as compared to $11.5 million in the same quarter last year. AED Plus(TM) product sales increased by 21% to $8.2 million as compared to $6.8 million in the first quarter of last year.
    Gross margins for the first quarter decreased slightly in comparison to the comparable prior year quarter reflecting a higher relative mix of International revenues, which typically carry lower overall gross margins.
    These results include the impact of the acquisition of Revivant Corporation, which occurred on October 12, 2004.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented on the first quarter, "As we stated previously, our first quarter results were a major disappointment on both the top line and bottom line. The costs that we absorbed during the first quarter as a result of our acquisition of Revivant Corporation, while expected, were not outweighed by increased AutoPulse(TM) revenues which resulted in our first quarterly loss in several years. We also experienced softness during the quarter in our North American hospital business, where revenues can be lumpy. We believe this effect was aggravated as our hospital sales team began selling the AutoPulse to potential customers who had not been previously targeted."
    Commenting further on the first quarter, Mr. Packer observed, "There were some bright spots this quarter as well. International revenues were strong this quarter. We saw good performance in Europe reflecting several management changes we have made recently. In addition, as noted in this morning's separate press release, we are pleased to welcome Alex Moghadam to our management team. We are excited about the talent he will bring to our International group over the next several years." Mr. Packer added, "We also experienced improvement in our North American EMS equipment revenues relative to the first quarter of last year. Our growth in sales of our AED Plus was reasonable, in-line with our expectations of market growth."
    Mr. Packer continued, "During the second quarter, our primary focus will be to return ZOLL to profitability. We have adjusted our cost structure such that we expect expenses in the coming quarter to be lower than the previous quarter, for the first time in quite a while. Accelerating sales of the AutoPulse should also help significantly and we expect this to continue over the next several quarters. We expect to see a modest rebound in our North American hospital revenues and continued improvement in our North American EMS business."
    With respect to the remainder of fiscal 2005, Mr. Packer noted, "While we have already taken measures to reduce costs, we expect to see the full benefit of these actions in the third quarter of this year. We expect to return to profitability in the second quarter, with full year revenues of $220 - 225 million and EPS of $0.60 to $0.90 ramping significantly toward the back end of the year."
    Mr. Packer concluded, "The market for resuscitation products is a significant one. We expect to exploit opportunities through both the enhancement of our core product lines and continued focus on our newest offerings. I continue to be extremely enthusiastic about ZOLL's prospects for future growth and profitability over the next several years."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL's M Series(TM) and AED Plus(TM), and Lifecor, Inc.'s LifeVest(TM) Wearable Defibrillator), circulatory assist devices (Advanced Circulatory Systems, Inc.'s ResQPOD(TM) Circulatory Enhancer and Revivant Corporation's AutoPulse(TM)); and a fluid resuscitation product called the Power Infuser(R), manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat victims of trauma, as well as sudden cardiac arrest.
    Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world's major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.
    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, anticipated growth in the North American market, our anticipated spending levels, anticipated revenue growth in the International market, the AED market, and the AutoPulse market, our outlook for the remainder of the year and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K/A filed with the SEC on December 23, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the acquisition of Revivant and the market acceptance and profitability of the AutoPulse product, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.
    Copyright (C) 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, M Series, and Power Infuser are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of Lifecor, Inc. The ResQPOD is a trademark of Advanced Circulatory Systems, Inc. The AutoPulse Resuscitation System is a trademark of Revivant Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.

    (Financial Results to Follow)


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                January 2,  October 3,
                                                   2005       2004
                                               -----------------------
ASSETS
Current assets:
     Cash and cash equivalents                    $27,285     $40,685
     Short-term investments                        17,919      18,325
     Accounts receivable, net                      48,006      51,038
     Inventory, net                                37,545      31,702
     Prepaid expenses and other current assets      7,597       7,273
                                               -----------------------
Total current assets                              138,352     149,023
Property and equipment, net                        25,288      24,221
Other assets, net                                  50,573      33,948
                                               -----------------------
                                                 $214,213    $207,192
                                               =======================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                             $11,330     $12,321
     Accrued expenses and other liabilities        22,089      21,917
                                               -----------------------
Total current liabilities                          33,419      34,238
Deferred income taxes                               2,008       2,008
Total stockholders' equity                        178,786     170,946
                                               -----------------------
                                                 $214,213    $207,192
                                               =======================


                       ZOLL MEDICAL CORPORATION
               CONDENSED CONSOLIDATED INCOME STATEMENTS
                 (in thousands, except per share data)

                                               Three Months Ended
                                            January 2,    January 4,
                                               2005          2004
                                         -----------------------------
Net sales                                    $50,629       $50,842
Cost of goods sold                            22,200        22,139
                                         -----------------------------
Gross profit                                  28,429        28,703
Expenses:
     Selling and marketing                    19,667        17,756
     General and administrative                4,273         3,185
     Research and development                  5,828         4,340
                                         -----------------------------
     Total expenses                           29,768        25,281
Income (loss) from operations                 (1,339)        3,422
Other income                                     344           579
                                         -----------------------------
Income (loss) before taxes                      (995)        4,001
Taxes (benefit)                                 (429)        1,320
                                         =============================
Net income (loss)                             ( $566)       $2,681
                                         =============================
Earnings (loss) per share:
Basic                                        ($ 0.06)        $0.29
                                         =============================
Diluted                                      ($ 0.06)        $0.29
                                         =============================
Weighted average common shares:
Basic                                          9,522         9,103
Diluted                                        9,522         9,248


    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer